Exhibit 99.1
For Immediate Release
CINEMARK USA, INC. ACQUIRES CENTURY THEATRES, INC.
Plano, Texas and San Rafael, California — August 8, 2006 — Cinemark USA, Inc. (“Cinemark”) and Century Theatres, Inc. (“Century”), two industry-leading motion picture exhibitors, announced today that they have entered into a definitive purchase agreement under which Cinemark will acquire all of the outstanding stock of Century for a combination of cash and stock of Cinemark’s parent company.
“The real winners here are people around the country who love movies,” said Lee Roy Mitchell, Chairman and CEO. “Customers of Cinemark theatres enjoy the best available presentation of movies in an environment that is fun, comfortable and exciting. This heritage will continue with the addition of Century Theatres into our enterprise given the high standards of customer service and quality that the Syufy family insisted on at Century.”
“This transaction establishes the premier international movie theatre circuit, empowered with extraordinary employees at every level,” said Raymond Syufy, Chairman, Century Theatres. “My brother Joe and I are very proud that our customers will continue to enjoy the high quality presentation and movie going experience that has earned such wonderful loyalty over the years. We are very pleased to be playing an important role in the creation of such an exciting, international enterprise in entertainment.”
Upon closing of the acquisition, Cinemark’s stockholders will include Lee Roy Mitchell, its founder and Chief Executive Officer, Syufy Enterprises, LP., Quadrangle Capital Partners and Madison Dearborn Capital Partners, which will remain the controlling shareholder.
The combined enterprise will exhibit movies to over 200 million patrons annually in approximately 391 theatres with 4,395, screens in 37 states and 13 countries. Lee Roy Mitchell will remain the Chairman of the Board and Chief Executive Officer of the Company. Raymond Syufy and Joseph Syufy will join the Board of Directors, representing Syufy Enterprises, LP.
The acquisition will be financed with a senior credit facility led by an affiliate of Lehman Brothers Inc. and an affiliate of Morgan Stanley & Co. Incorporated. The merger will not constitute a change of control for purposes of Cinemark, Inc.’s 9 3/4% Senior Discount Notes or Cinemark’s 9% Senior Subordinated Notes. A portion of the new credit facility will be used to repay Century’s outstanding indebtedness under its existing credit facility.
Lehman Brothers Inc. served as financial advisor to Cinemark. Kirkland & Ellis LLP, and Akin Gump Strauss Hauer & Feld LLP served as legal counsel to Cinemark. Morgan Stanley & Co. Incorporated served as financial advisor to Century and its shareholders. Century was also represented by Morrison & Foerster            LLP.

Completion of the acquisition is subject to the satisfaction of customary closing conditions for transactions of this type, including antitrust approval and completion of financing.
About Cinemark USA, Inc.
Cinemark USA, Inc., a leader in the theatre exhibition industry operates 202 theatres and 2,469 screens in 34 states in the United States and operates 112 theatres and 932 screens internationally in 13 countries, mainly Mexico, South and Central America. Cinemark was founded in 1987 by its Chief Executive Officer and Chairman of the Board, Lee Roy Mitchell. In 2004 a controlling interest in Cinemark was sold to Madison Dearborn Capital Partners. Cinemark was among the first theatre exhibitors to offer advanced real-time internet ticketing at its own website. Visit www.cinemark.com for more information about the company.
About Century Theatres, Inc.
Based in California, Century Theatres currently operates 78 theaters with 994 screens in 12 western states. The company was founded in 1941 by Raymond J. Syufy and is now led by his sons, Raymond W. Syufy and Joseph Syufy. Since 1996, the company has added 641 screens and has expanded into 8 additional states. In 2000, it launched its CineArts division, with screens in California and Illinois. The company is a founding member of Fandango, a leading internet ticketing company.
For more information contact:
Robert Copple, Chief Financial Officer
(972) 665-1000